UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2014

Penford Corporation

(Exact name of registrant as specified in its charter)

Washington	0-11488	91-1221360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7094 South Revere Parkway, Centennial, Colorado	80112-3932
(Address of principal executive offices)	(Zip Code)

303-649-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 4, 2014, Penford Products Co., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Penford Corporation (“Penford”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Gum Technology, an Arizona close corporation (“Seller”), and Allen J Freed and Sheryl I. Freed, the owners of the Seller. Pursuant to the terms of the Purchase Agreement, Purchaser will acquire substantially all of the assets of Seller and assume certain liabilities in exchange for $10.2 million in cash. In addition, at the time of the closing of this transaction, Penford expects to enter into separate stock option agreements with each of three current key employees of Seller pursuant to which Penford will grant, as an inducement to each such person to enter into an employment relationship with Purchaser or Penford, options to purchase an aggregate of up to 45,000 shares of Penford’s common stock, $1.00 par value per share, at an exercise price equal to the closing price per share on the closing date. Such options would be subject to three year vesting terms, with one-third of the options vesting on each anniversary of the grant date. Penford anticipates completing the transactions contemplated by the Purchase Agreement within the next 30 days. The consummation of the transactions is subject to customary conditions.

A copy of Registrant’s press release, dated March 5, 2014, announcing this agreement is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated March 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Penford Corporation
(Registrant)

March 7, 2014	/s/ Steven O. Cordier
Steven O. Cordier Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 5, 2014

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